SCHEDULE 14A INFORMATION

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TENET HEALTHCARE CORPORATION

(Name of Registrant as Specified in Its Charter)

TENET SHAREHOLDER COMMITTEE, L.L.C.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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      Intended To Be Released To Security Holders As Of September 11, 2000

The Tenet Shareholder Committee, L.L.C.

September 11, 2000

Dear Fellow Shareholders:

      Enclosed are new versions of some materials previously sent to you by the Tenet Shareholder Committee (our cover letter, “Time for a Change” presentation, and letters to the Tenet Board of Directors). The new versions are substantially similar to the ones sent to you earlier but reflect a few corrections and some changes made at the request of the SEC. Please discard the earlier versions and use the enclosures. The information in the Tenet Healthcare Corporation Fact Book remains unchanged.

Sincerely,

The Tenet Shareholder Committee, L.L.C.

M. Lee Pearce, M.D.
1360 South Ocean Boulevard
PH 5
Pompano Beach, FL 33062
Direct: (954) 941-5570

August 22, 2000

      Dear Tenet Shareholder:

      The Tenet Shareholder Committee, L.L.C. (the “Committee”) nominated an opposition slate of candidates for election to the Board of Directors of Tenet Healthcare Corporation (the “Company”). Our reasons for doing so are described in the enclosures (Preliminary Proxy Statement, “Time For A Change,” the “Tenet Healthcare Corporation Fact Book,” and our letters to the Tenet Board).

      In short, the Committee believes that significant changes in the Board of Directors of Tenet are necessary to revitalize the Company and improve and maximize shareholder value. In the Committee's view, the enclosed materials reveal significant problems with the Company's financial performance, executive compensation policies, and corporate government practices. For example:

•	Tenet had the lowest return on assets in fiscal 1999 and is on track to repeat this feat in fiscal 2000 with its 2.2 percent return.

•	EBITDA margin declined steadily since peaking in fiscal 1996. The margin reached a new low of 17.0 percent in fiscal 2000.

•	Tenet has the highest debt-to-equity ratio of any of its competitors even after selling or closing 20 hospitals in fiscal 2000.

•	Tenet was below average on 20 of 21 financial measures when compared to its competitors and scored the worst performance on 11 of the measures, based on the latest comparable annual data.

•	CEO Barbakow received $22.5 million in compensation in fiscal 1999, according to the Los Angeles Times. Over the past seven years, Barbakow was paid over $74 million, taking into account cash compensation and the value of stock options based on a share price of $30.

•	Tenet twice disregarded strong majority shareholder votes to eliminate the staggered system of electing directors.

The Committee’s candidates are committed to addressing these issues and are all well qualified to do so:

•	M. Lee Pearce, M.D. has extensive experience in the operation of hospitals and has been a director of publicly held hospital companies, including American Medical International (“AMI”) and OrNda Health Corporation, both of which Tenet acquired.

•	Michael E. Gallagher provides advisory services to health care businesses, has been a director of a publicly held health care business, and held several positions with AMI, including Group Vice President — Director of Corporate Development, Financial Planning and Controls.

•	Ambassador Joseph M. Rodgers managed a successful business specializing in hospital construction before serving as the United States Ambassador to France. He is currently chairman of an investment firm and has considerable experience as a director of public companies.

•	Claire S. Farley has a successful operating record in the petroleum industry and now heads a company offering medical diagnosis software and chronic condition management tools over the internet.

      The enclosed materials do not include a formal request for your proxy. On or about August 28, 2000, the Committee will send its Definitive Proxy Statement to all shareholders, and you may cast your vote for the Committee’s candidates at that time by executing the gold proxy card included in that package.

      Until then, please review the enclosed materials and consider whether Tenet’s management, as represented by its candidates for director, has met your expectations as an investor. We think the answer should be “no,” and hope to have your support for the Committee’s candidates at the Annual Meeting of Shareholders in October.

      The Committee’s candidates are not seeking to acquire control of the Board. Under the Company’s By-Laws, the Board is divided into three classes of directors, with only one class elected each year on a rotating basis. No class is large enough to constitute a majority.

Sincerely, /S/ M. LEE PEARCE M. Lee Pearce, M.D., and the Tenet Shareholder Committee, L.L.C.

Enclosures

Tenet Shareholder Committee

Time for a Change
August 21, 2000

TABLE OF CONTENTS

Tenet Shareholder Committee
Replacement Slate Nominated
Poor Financial Performance
Executive Compensation and Bloated Management
You Now Know: Change Is Needed

Replacement Slate Nominated

Tenet Shareholder Committee has nominated
4 directors to replace Tenet’s slate of
incumbent directors

•	Why? In the Committee's View:

•	Poor Financial Performance

•	Exorbitant Executive Compensation and Bloated Management

•	Poor Corporate Governance Practices

Poor Financial Performance

Did You Know?

Tenet has the worst ROA among its competitors in fiscal 1997, 1998 (excepting HCA, due to the Medicare fraud investigation), 1999, and is on track to repeat this feat in fiscal 2000.

1995	1996	1997	1998	1999	2000

2.8%	4.3%	(2.4)%	2.1%	1.9%	2.2%

SOURCE: Form 10-K for each respective company. Dividing net income by the average of beginning and ending assets.

Poor Financial Performance

Did You Know?

Tenet has the worst ROE among its competitors in both fiscal 1997 & 1999 and without HCA’s OIG payment, THC would repeat in F2000.

1995	1996	1997	1998	1999	2000

10.0%	15.1%	(8.3)%	7.7%	6.7%	7.6%

SOURCE: Form 10-K for each respective company. Dividing net income by the average of beginning and ending equity.

Poor Financial Performance

Did You Know?

Tenet EBITDA margins peaked in fiscal 1996 ... and have declined steadily thereafter.

1996	1997	1998	1999	2000

19.8%	17.5%	18.3%	17.1%	17.0%

SOURCE: Form 10-K for each respective company. Dividing EBITDA by net revenue.

Poor Financial Performance

Did You Know?

Tenet has consistently maintained the highest leverage among its competitors. From F1995 through F2000, Tenet’s Debt/Equity is the highest.

1995	1996	1997	1998	1999	2000

1.79x	1.23x	1.57x	1.64x	1.66x	1.40x

SOURCE: Form 10-K for each respective company. Dividing short-term and long-term debt by equity.

Poor Financial Performance

Did You Know?

Since fiscal 1995, Tenet has the highest level of debt to cash flow (Debt/EBITDA) among its competitors each and every year. Close to keeping record in 2000.

1995	1996	1997	1998	1999	2000

5.71x	2.96x	3.31x	3.23x	3.46x	2.93x

SOURCE: Form 10-K for each respective company. Dividing short-term and long-term debt by EBITDA.

Poor Financial Performance

Did You Know?

From fiscal 1997 — 1999, Tenet’s cost of
debt capital is the highest among its
competitors.

1997	1998	1999	2000

10.05%	8.52%	7.90%	7.91%

SOURCE: Form 10-K for each respective company. Dividing interest expense by the average of beginning and ending short-term and long-term debt.

Poor Financial Performance

Did You Know?

Since fiscal 1994, Tenet has written off more than $2.15 billion after-tax, exceeding the total equity turned over to the management team in the beginning of fiscal 1994.

Source: Form 10-K. Sum of all restructuring and asset impairment changes, tax adjusted with a 40% tax rate, plus all after-tax discontinued operations and extraordinary item charges.

Poor Financial Performance

Did You Know?

From fiscal 1995-2000, after Capital
Expenditures, Tenet produced NO CASH.
“Tenet unfortunately, has not generated any
free cash flow over the last four years...”
(WST 7/3/2000).

1995	1996	1997	1998	1999	2000

(8.2)%	(3.1)%	0.0%	(1.3)%	(0.1)%	2.2%

SOURCE: Form 10-K for each respective company. Dividing Cash Flow From Operations less Capital Expenditures by Net Revenue.

Poor Financial Performance

Did You Know?

•	A/R Days are UP 23.6 days since F1997. This increase required $738 Million in CASH to fund, negatively impacting EPS by $0.11 annually.

1996	1997	1998	1999	2000

55.0	56.5	64.3	77.8	80.1

SOURCE: Tenet’s Form 10-K for each year. Change in DSO in labeled year from three years earlier. Multiply $738 million by average cost of debt capital, with 40% tax rate and 314.9 MM fully diluted shares.

Poor Financial Performance

Did You Know?

Tenet spends over $60 million annually for its legal counsel, hiring over 700 outside law firms? (Michael Jonathan Grinfeld, House Counsel, “Code Blue, GC Healthcare”, May/June 2000 (consent of author not obtained to use as proxy soliciting material)).

Poor Financial Performance

Did You Know?

Tenet has admitted losing $100 million per year from its physician practices, an estimated $530 million to date. Another $500 million in write-offs makes management’s mistake a $1 Billion error.

Source: Tenet’s investor presentation admits to $100 million operating loss. Our estimate of losses since end of fiscal 1993 is $530 million. Write-off’s include $157 million from F97-F99 and $177 million in first 9 months of fiscal 2000 to cover about 40% of physician contracts. Total write-off to date is $334 million. Our $500 million estimate assumes a further write-off of $166 million for remaining 60% of physician practices.

Poor Financial Performance

Below Competitor’s Average Performance in F1999

•	Return on Assets*

•	Return on Capital*

•	Return on Equity*

•	LTD / Equity*

•	Total Debt / Equity*

•	Total Debt / EBITDA*

•	EBITDA / Interest*

•	Average Cost of Debt*

•	EBITDA Margin

•	Interest as % revenue*

•	Pretax Margin*

•	EBITDA / Share Growth

•	Cash Flow Operations / Revenue*

•	Cash Flow Operations — Capital Expenditures/ Revenue

•	Net A/R DSO

•	Change in A/R DSO

•	3 Year Change in A/R DSO

•	Revenue / Employee

•	EBITDA / Employee

* — Lowest in F1999

Poor Financial Performance

Did You Know?

If we give 5 points to the best performer, and 1 point to the worst performer in each of 21 financial measurements, how do they rate?

		Total
	Average	Points

HMA	4.24	89

UHS	3.57	75

HCA	3.29	69

QHGI	2.10	44

THC	1.81	38

Tenet has the worst performance in 11 of 21 measurements. Next worst is Quorum & HMA, scoring lowest just 3 times.

Source: See Tenet Fact Book for full details of each of the 21 financial measurements. All measurements for fiscal 1999 performance.

Executive Compensation
and
Bloated Management

Did You Know?

•	According to the LA Times, CEO Barbakow was paid $22.5 million in 1999.

•	At $30 per share, the company has paid Barbakow nearly $74 Million in 7 years.

Source: Tenet proxy material of cash compensation and stock options. $74 million assumes that all options are cashed in at $30 per share. CEO has not exercised any options since assuming CEO post.

Executive Compensation
and
Bloated Management

Did You Know?

•	Ex-COO Michael Focht retired on December 31, 1999.

•	Yet Tenet still pays him $523,992 per year for "consulting" for 3 years. Under his consulting and non-compete agreement with Tenet, he adds 3 years to his retirement vesting schedule during this time and, according to estimates provided in the Company's Proxy Statement, will receive a maximum annual benefit in the range of $486,000 to $594,000 for a period of 10 years following his retirement.

(Source: Fiscal 1999 and Fiscal 2000 Form 10-K, Exhibit 10-N)

Executive Compensation
and
Bloated Management

Did You Know?

Both Tenet and HCA have 1,450 employees at their corporate / operational / regional offices. Yet HCA owns 53% more beds than Tenet. On average, THC needs 11 corporate people / hospital. HCA provides better financial results with just 7.

Source: Tenet and HCA (Columbia/HCA)’s Form-10K for total employees and Tenet’s F1999 10-K for corporate, operational and regional employees. HCA’s corporate, operational and regional employees provided by HCA. Numbers of hospitals and licensed beds according to form 10-K’s for respective companies for fiscal 1999.

Executive Compensation
and
Bloated Management

Did You Know?

Both THC and HCA own comparably sized hospitals (237 beds vs. 221 beds / hospital). Yet THC needs 19% more employees (968/hospital) than HCA (812/hospital) to operate the hospitals.

Source: Tenet and HCA (Columbia/HCA)’s Fiscal 1999 Form-10K for total employees. Numbers of hospitals and licensed beds according to Fiscal 1999 Form 10-K’s for respective companies.

Poor Corporate Governance
Practices

Did You Know?

At the last 2 annual shareholder meetings, shareholders have overwhelmingly voted to recommend that the Board eliminate the staggered system of electing directors: 62% and 71% respectively.

Source: Tenet’s Form 10-Q for November quarter of each fiscal year.

Poor Corporate Governance
Practices

Did You Know?

The Board ignored shareholders twice by maintaining staggered board elections.

You Now Know:
Change Is Needed

•	Board ignores shareholders’ staggered board recommendation

•	Management is bloated and overpaid

•	Management after 7 years has produced the worst operating results in the industry

You Now Know:
Change Is Needed

•	Senior management should be comprised of hospital operators, rather than investment bankers.

•	Headquarters should be moved out of Santa Barbara to Nashville and support staff downsized.

•	The corporate air force should go.

You Now Know:
Change Is Needed

•	Staggered board terms should be eliminated.

•	In the Committee's view, the refusal of the Board to eliminate the staggered system of electing directors and the exorbitant executive compensation received by Mr. Barbakow and Mr. Focht, especially in light of the Company's financial performance, reflects entrenched directors and management. The Committee believes the Company should be operated for the benefit of the shareholders.

[Bracketed Materials [--] Are Modified From The Original Pursuant To SEC Comment]

[Letterhead of M. Lee Pearce, M.D.]

July 14, 2000

BY OVERNIGHT COURIER

Mr. Jeffrey C. Barbakow
Chairman and Chief Executive Officer
Tenet Healthcare Corporation
3820 State Street
Santa Barbara, CA 93105

      Re: Tenet Healthcare Corp. (the “Company”)

Dear Mr. Barbakow:

      As the beneficial owner of 250,042 shares of Tenet Healthcare, I am very concerned about the future of the shareholders’ investment in Tenet and your role, as a Director, in protecting the investment of all Tenet shareholders. You are undoubtedly aware that, by letter dated July 5, 2000, I nominated an alternate slate of candidates for election to the Company’s Board of Directors at this year’s annual meeting of stockholders. A copy of the nomination letter is attached.

      Before we begin to communicate our views to other shareholders, and in no event later than July 24, 2000, I propose a meeting with members of the Board to discuss the possibility of instituting significant changes to improve the Company’s operations and maximize value for all shareholders.

      The initial concerns that prompted my nominations to the Board fall into three general categories[, each of which is stated in terms of my opinion and belief]:

      (1) the Company’s [poor financial performance]

      (2) Tenet’s bloated corporate staff and its exorbitant executive compensation; and

      (3) the [Company’ poor corporate governance practices.]

      We believe the outcome of this year’s Board elections will turn on these issues unless the current directors and senior management take definitive steps to address them before the next shareholders meeting.

[Poor] Financial Performance

      Our foremost concern is [our opinion that the Company's financial performance has been poor.] Under your stewardship, Tenet’s financial performance has been and continues to be substantially worse than its peers by almost every measure. In many respects, the Company is the industry’s worst performer and is in economic distress. In particular:

•	Tenet had the worst return on assets in fiscal years ended May 31, 1997, 1999, and is on track to repeat this feat in fiscal 2000.

•	Tenet’s 1999 return on equity was the industry’s lowest.

•	Tenet’s profit margins for earnings before interest, taxes, depreciation and amortization (“EBITDA”) have declined every year since peaking at 19.8% in fiscal 1996.

•	Tenet’s leverage is the highest in the industry. From fiscal 1995 through fiscal 2000 (estimated), Tenet has maintained the industry’s highest level of debt to equity. Tenet did so even though Mr. Barbakow announced plans, in 1995, to reduce the debt to equity ratio to 1 to 1 without selling assets. (WSJ, 3/1/95). In fiscal 1999 the Company reported debt of 1.66x equity, compared to 1.15x equity for the industry’s largest company, HCA.

•	For the same period (1995 to 2000 (estimated)), Tenet has also had the highest level of debt to EBITDA. After reaching a low of 2.96x EBITDA in fiscal 1996, this ratio has risen steadily under Mr. Barbakow’s management to 3.46x EBITDA in fiscal 1999. We estimate the total debt/EBITDA for fiscal 2000 will once again be the industry’s highest, even after the Company sold 17 hospitals.

•	As a result of Tenet’s heavy leverage, interest coverage (EBITDA/interest) is the industry’s lowest. Tenet covered interest by just 3.8x EBITDA in fiscal 1999, compared to 4.7x for Quorum, over 6x for HCA, nearly 10x for Universal Health and 43x for Health Management Associates.

•	Tenet’s long-term debt is not investment grade and the average cost of its long-term debt is the industry’s highest. Since fiscal 1997, the fourth year of Mr. Barbakow’s reign, Tenet’s cost of its long term debt has been the industry’s highest. In fiscal 1999, Tenet has paid an average of 7.90% on its debt, compared to 7.14% for HCA and 6.36% for Universal Health. Tenet’s cost of debt was 0.76% higher than HCA’s. That difference cost Tenet approximately $47 million more in interest cost in 1999.

•	Since fiscal 1994, Tenet has written off more than $2.04 billion after tax, an amount exceeding the total equity turned over to the current management team in 1993.

•	Cash flow from operations for Tenet is the lowest in the industry as a percent of revenue. After capital expenditures, Tenet produces almost no free cash. “Tenet, unfortunately, has not generated any free cash flow over the last four years . . . .” (Wall Street

Transcript, 7/3/2000). In fiscal 1998 and 1999, the Company actually had negative cash flow after capital expenditures. Tenet produces less free cash than any of its peers.

•	Part of the reason for the lack of cash generation is poor accounts receivable management. Over the past three-plus years (fiscal 1997-Q3 of 2000), Tenet has seen its accounts receivable days increase by 25.5 days. For a company with $11.4 billion in revenue, 25.5 days equate to a cash need of about $800 million. At Tenet’s average borrowing cost of 7.9%, this increase costs shareholders roughly $38 million after tax, or $0.12 per share in annual earnings.

•	[According to an article in the May/June 2000 issue of "House Counsel," the Company has significant "legal entanglements" that have required it to maintain "a $60 million a year legal budget" and utilize the services of "more than 700" outside law firms in addition to some 28 internal lawyers. (Michael Jonathan Grinfeld, Intensive Care, HOUSE COUNSEL, at 29 (May/June 2000)(consent of author not obtained to use as proxy soliciting material)). The Company has not disclosed the portion of its legal budget dedicated to the Company's potential legal liabilities.]

•	Among the hundreds of cases pending against the Company, is United States ex rel Scott v. Tenet, et al., in which the relator, a former federal prosecutor, is seeking $150 million for allegedly defrauding Medicare, creating false mortality studies, and falsifying death certificates. [We understand that the United States is not a party to the lawsuit and that the court has not yet ruled on the merits of the case.]

•	Tenet is the subject of other investigations. HHS/OIG investigations into compensation paid for physician practices appear to be ongoing in multiple jurisdictions. What is the status of these investigations? Is it because of the pendency of governmental investigations that Tenet has been so slow to unwind the physician contracts that are causing the company to lose approximately $100 million per year? What other material litigation and investigations threaten our company? What reserves has Tenet created to address these contingencies?

      Before taking our concerns to other shareholders, we would like to meet with the Tenet Board to set forth our concerns in greater detail and enter into a dialogue with the Board concerning the significant changes needed to address the dire economic issues facing Tenet.

Exorbitant Executive Compensation and Bloated Management

      Given the Company’s [financial] performance, we are greatly concerned about the exorbitant executive compensation at Tenet. [CEO Jeffrey Barbakow's fiscal 1999 compensation, including the value of his options, was approximately $22.5 million. Mr. Barbakow's fiscal 2000 compensation was lower -- $3,056,182 -- because he received no options that year. For the most recently reported fiscal years, Mr. Barbakow's cash compensation was more than three times higher than the highest cash compensation of any of the CEOs at the other Index companies and his total compensation was the highest, excluding consideration of any restricted stock or option grants, and/or any loan forgiveness extended to Mr. Barbakow or to other Index CEOs. Indeed, HCA's CEO elected to serve for the cost of benefits only in fiscal 1999.]

      In considering Mr. Barbakow’s compensation, Tenet shareholders must also take into account the financial and business costs of maintaining Tenet’s headquarters in Santa Barbara, an affluent coastal enclave where Mr. Barbakow and other senior managers reside. That decision not only necessitates that Tenet maintain an expensive and otherwise unnecessary “private air force” but also isolates senior management from Tenet’s real operations and contributes to the financial performance recited above.

      The Company has a bloated management structure, in part no doubt because of its absentee senior management. Tenet employs 11 management/support personnel per hospital, about 57% more than HCA which employs only 7 management/support personnel per hospital. Tenet also employs 968 people per hospital, about 19% more than the 812 persons per hospital employed by HCA. Other hospital companies have placed their headquarters in Midwestern cities where tested and experienced hospital company managers are more readily available and where hands-on oversight of hospital properties is feasible and far less expensive.

      The Board should have concrete plans for addressing [what we believe are] indefensibly high expenses. At our meeting, we would like to discuss an across-the-board reduction in executive compensation, financial incentives to promote better management, such as tying executive compensation to the Company’s real economic performance, relocation of the corporate headquarters, reduction of excessive corporate staff, and other cost containment initiatives.

[Poor Corporate Governance Practices]

      Another critical issue is the directors’ and management’s [poor corporate governance practices]. At the last two annual shareholders meetings, the shareholders overwhelmingly voted to recommend that the Board eliminate the staggered system of electing directors. Yet the Board has, twice, defiantly refused to follow the shareholders’ directive to take action to declassify itself. How can the directors who own less than 0.5% of the Company’s outstanding common stock defy the wishes of the vast majority of Tenet’s shareholders? Compounding the problem is the fact that the Company is still incorporated in Nevada, where shareholder rights are minimal, and that supermajority voting requirements entrench Board incumbents and make change difficult. [Moreover, the Company has consistently appointed new directors by a vote of the Board rather than by submitting them for an initial election by the shareholders. According to the Company's Proxy Statements from 1995 to 2000, Tenet has done this four times in the past five years not including directors added to the Board in connection with mergers and acquisitions.] Research suggests that companies with good corporate governance are more attractive to investors and that companies incorporated in Delaware enjoy enhanced value, although experts could disagree on the benefits and drawbacks of incorporating in Delaware. (WSJ, 2/28/2000 and 6/19/2000).

      Our meeting must therefore include discussion of amending the Charter and By-Laws to eliminate the staggered Board and reincorporating the Company in Delaware, where shareholders have [more clearly defined and predictable] rights.

      Fundamental changes in the way the Company conducts business are long overdue. Tenet is the nation’s second largest acute care hospital company, with 112 hospitals and annual revenue in excess of $11 billion. Yet despite this strong market position, and the longest bull market in American history, Tenet shareholders who purchased shares in Tenet’s April 17, 1997 secondary offering at $26.50 per share have seen only a miniscule appreciation (32¢ per share as of the close on July 13, 2000) in their investment in three years.

      There is enormous hidden value in Tenet. The concerns outlined above, while of the critical importance, are by no means exhaustive. We believe that our concerns are and will be shared by most other Tenet shareholders, and we will act for their collective benefit. Under no circumstances are we interested in, nor will we accept, any compensation not offered equally to all other shareholders. We look forward to meeting with you by July 24, 2000 to discuss these shareholder issues and our proposals for addressing them. Please advise us no later than 3pm EDT on July 20 whether and where you will meet with us.

      Since I am currently traveling, please advise my counsel, Robert B. McCaw of Wilmer, Cutler & Pickering whether and when we can meet. He may be reached by telephone at (212) 230-8810 or fax at (212) 230-8888.

Very truly yours,

M. Lee Pearce, M.D.

cc: All Directors

[Letterhead of M. Lee Pearce, M.D.]

August 1, 2000

By Facsimile and Federal Express

Mr. Maurice J. DeWald
Board of Directors
Tenet Healthcare Corporation
3820 State Street
Santa Barbara, CA 93105

Dear Mr. DeWald:

      Thank you for coming to Miami to meet with me, Michael Gallagher and Gary Cripe. At that meeting we set forth our view that the Board of Tenet Healthcare Corporation should immediately take the following steps:

•	Engage in a comprehensive program to improve cash flow;

•	Reduce debt and take appropriate steps to improve the Company’s debt to investment grade;

•	Reorganize the Company into a flat, customer responsive, efficient structure;

•	Reevaluate the Santa Barbara headquarters location and the need for a fleet of private aircraft;

•	Reincorporate in Delaware;

•	Eliminate the staggered system for electing directors;

•	Expand the Board to 15 directors and add our slate of 4 directors to the Board;

•	Appoint a non-executive chairman;

•	With the exception of the CEO, remove management, past and present, from the Board; and

•	Have “fraud & abuse” compliance report directly to Audit Committee.

      We also renewed our request to meet with the full Tenet Board.

      We look forward to your response.

                                                                                                                                   Sincerely

                                                                                                                                   M. Lee Pearce, M.D

cc: All Directors
     David L. Dennis
     Christi R. Sulzbach, Esq.

[Letterhead of M. Lee Pearce, M.D.]

August 4, 2000

VIA FEDERAL EXPRESS

Mr. Jeffrey C. Barbakow
Chairman and Chief Executive Officer
Tenet Healthcare Corporation
3820 State Street
Santa Barbara, CA 93105

      Re: Tenet Healthcare Corporation (the “Company”)

Dear Mr. Barbakow:

      At the July 31, 2000 meeting with Maurice DeWald, David Dennis, and Christi Sulzbach we requested an explanation as to why the Company has failed to comply with the federal securities law obligation to report separately on each segment of its business qualifying as an identifiable operating segment. We referred in particular to Tenet’s disastrous investment in physician practices. This letter explains the reasons for that request and describes why the shareholders are legally entitled to such “operating segment” disclosure of the Company’s physician practice business.

      Under Item 101(b) of Securities Act Regulation S-K and Statement of Financial Accounting Standards (“SFAS”) No. 131, public companies must disclose separate financial and descriptive information about their reportable “operating segments.” Separate disclosure is required when a component of an entity:

      (a) engages in business activities from which it may earn revenues and incur expenses;

      (b) has operating results that are regularly reviewed by the enterprise’s chief operating decision maker to make decisions about resources to be allocated to the segment and to assess its performance; and

      (c) has discrete information available about it. From a quantitative standpoint, if an operating segment’s reported revenue, absolute reported profit or loss, or assets equal 10 percent or more of the combined entity, the enterprise must report the information required by SFAS No. 131 separately.

      In its filings with the SEC, Tenet has maintained that “the Company’s provision of health care through its domestic general hospitals, physician practices, and related health care facilities comprises a single reportable operating segment under [SFAS No. 131].” (Form 10-

K, filed Aug. 26, 1999.) That position, however, is contradicted by the Company’s own public filings, which reveal that the physician practice business:

      (a) engages in revenue-producing activities;

      (b) is reviewed regularly by management; and

      (c) is supported by discrete financial information —all of which indicate that Tenet’s physician practices should be reported as a separate operating segment.

      First, the Company’s filings make it unequivocally clear that management thinks of its physician practice operations as a separate business. Tenet’s filings are replete with descriptions of the physician practices as a “business.” (See, e.g., Rule 424(b)(3) Prospectus to Registration on Form S-4, filed May 4, 2000; Form 10-K, filed Aug. 26, 1999; Form 10-K, filed Apr. 28, 1999; Form S-4, filed Apr. 23, 1999.)

      Second, the Company’s 1999 annual report makes clear that the physician practice operations produce substantial revenue. From 1997 to 1999, according to the report, Tenet’s increases in “net operating revenues” from other operations were “primarily the result of new physician practices acquired as part of hospital acquisitions.” (Form 10-K, filed Aug. 26, 1999.)

      Third, the physician practice business is regularly reviewed by Tenet’s top management. The 1999 annual report gives a detailed description of management’s involvement with and plans for the physician practices:

The Company is in the process of reevaluating its physician strategy in every one of its markets and is developing plans to allow a significant number of its existing contracts to expire. Such plans could result in a decision to exit the physician practice business during fiscal 2000. The Company would expect to incur significant charges on the disposal of this business, including estimated operating losses during the phase out period, if it decides to exit the business entirely. . . . Such charges may require significant cash expenditures as contract settlements with physicians and physician groups are made. The benefits of such a strategy, which could be significant, would not be expected to occur until fiscal 2001 and beyond.

(Id.) Management’s belief that the Company’s physician practice business could be readily separated from its other businesses lends further support to the notion that the physician practice business should be reported as a separate operating segment.

      Fourth, the Company’s physician practice business is supported by discrete financial information. In two recent disclosures, the Company stated that the physician practice business has “not been profitable.” (Id.; Form 10-Q, filed Apr. 13, 2000.) Although those disclosures fail to identify the extent of the losses suffered, they confirm information revealed by Tenet executives in recent investor presentations that the Company has lost $100 million per year on the physician practices —certainly a material amount.

      The impairment charges and write-offs taken by the Company since fiscal 1997 also support both the existence of discrete information and the materiality of information about the physician practice business. In particular:

•	The Company recorded $177 million (Form 10-Q, filed Apr. 13, 2000) of “impairment and unusual charges” in fiscal 2000 relating to its decision to terminate physician employment and management agreements “as part of its strategy to reduce losses from its physician practice operations.” (Press Release, March 31, 2000.)

•	Tenet took charges of $38 million (equivalent to 8% of its pre-tax income of $474 million) in fiscal 1999 for the impairment of “property, equipment and goodwill at 20 physician practices and other ancillary health care businesses.” (Form 10-K, filed Aug. 26, 1999.)

•	In fiscal 1998, the Company wrote off $41 million in goodwill and other assets relating to its physician practices (equivalent to 6% of the Company’s pre-tax income of $647 million). (Id.)

•	In fiscal 1997, Tenet wrote off $60 million in “goodwill and other long-lived assets of physician practices not deemed to be fully recoverable,” and $18 million for “a restructuring of physician practices, including severance for the physicians, write-offs of computer equipment and software, physician contract terminations and the costs to reorganize regional management service organizations.” (Id.) The 1997 charges totaled $78 million, an amount exceeding the Company’s pre-tax profits for that year.

      Given the magnitude of the above charges and write-offs, there is reason to question management’s position that “the net operating revenues and operating losses from [the physician practice business] activities have not been material.” (Form 10-Q, filed Apr. 14, 2000.)

      The SEC’s Division of Corporation Finance recently underscored the importance of segment reporting in its June 30, 2000 publication of “Current Accounting and Disclosure Issues,” stating, “[i]f the chief operating decision maker [of a company] receives reports of a component’s operating results on a quarterly or more frequent basis, the staff may challenge [the company’s] determination that the component is not a segment for purposes of    SFAS 131 . . . .” The purpose of segment reporting is to increase investor awareness and knowledge by giving investors access to substantially the same information used by a company’s chief operating decision makers to evaluate segment performance and resource allocation.

      [The Company's has not reported on its physician practice business as a separate operating segment, and as a result, we believe that shareholders lack the information to evaluate their exposure from that component of the Company's operations]. The market and shareholders [have been] in the dark about the value and wisdom of Tenet’s strategy of investing in physician practices.

      Under similar circumstances, the SEC sanctioned Sony for filing disclosures that improperly treated its music and motion picture businesses as a single operating segment. See In the Matter of Sony Corporation, Exchange Act Release No. 34-40305, 67 SEC Docket 1609-25 (Aug. 5, 1998). The SEC found that consolidated treatment of such distinct industry segments misleadingly obscured the nature and extent of the losses sustained by Sony’s motion picture unit, and imposed a $1 million civil penalty on Sony for violating Section 13(a) of the Exchange Act. See id.; SEC v. Sony Corp., Civ. A. No. 1:98CV1935, Settled Complaint (D.D.C. Aug. 5, 1998).

      Finally, we were troubled by the Company’s response when we inquired about segment reporting at our July 31 meeting. The response compared the physician practice business to the hospital custodians; we were told that the physician practice business was no more a separate segment than were the custodians. We believe the comment is indicative of a negative attitude toward physicians that is the cause of many of Tenet’s difficult relationships with physicians that have adversely affected the Company’s business performance and the quality of patient care.

      Tenet is scheduled to file its Form 10-K for the fiscal year ending May 31, 2000 this month. Before the directors accept personal responsibility by signing the form, we believe they should require management to provide segment reporting for all components of Tenet that satisfy SFAS No. 131. This applies in particular to the physician practice business for fiscal 2000 and earlier periods.

                                                                                                                                   Very truly yours,

                                                                                                                                   M. Lee Pearce, M.D

cc: All Directors
      David L. Dennis
      Christi R. Sulzbach
      (all by Federal Express)